Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL INFORMATION

To the Shareholders and Board of Trustees of Flat Rock Capital Corp.

We have audited and reported separately herein on the consolidated statement of assets and liabilities of Flat Rock Capital Corp. (the “Company”), including the consolidated schedule of investments, as of December 31, 2019, and the related consolidated statements of operations, changes in net assets and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”), in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The accompanying information included in the registration statement under the caption “Senior Securities” (Senior Securities Table) for the for the year ended December 31, 2019 has been subjected to audit procedures performed in conjunction with our audit of Company’s consolidated financial statements. In addition, we performed procedures, as described below, over the information related to the Senior Securities Table for the year ended December 31, 2018.

The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with instructions to Form N-2 and Section 18 of the Investment Company Act of 1940. In our opinion, the Senior Securities Table for the years ended December 31, 2019 and 2018 is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Cleveland, Ohio

November 13, 2020